EX-28.h.1.j

DFA INVESTMENT DIMENSIONS GROUP INC.

TRANSFER AGENCY AGREEMENT

ADDENDUM NUMBER TEN

THIS ADDENDUM is made as of the 24th day of March, 2003, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (“DFAIDG”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” (“PFPC”).

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PFPC to serve as DFAIDG’s transfer agent, registrar and dividend disbursing agent pursuant to a Transfer Agency Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to establish procedures for the provision of pricing information to Fidelity Management Trust Company (“Fidelity”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	DFAIDG hereby authorizes and instructs PFPC to comply with the Trade Reporting Procedures set forth on Schedule A hereto in processing purchase and sale transactions in respect of DFAIDG’s U.S. Micro Cap Portfolio effected by Fidelity for the qualified retirement plans for which Fidelity serves as agent.

2.

For the purpose of processing purchase transactions received from Fidelity for any portfolio of DFAIDG, PFPC agrees that if a wire transfer is not received from Fidelity or is received for an amount under the full amount due, PFPC will not cancel the trade placed by Fidelity, but shall instead notify DFAIDG and also Fidelity (via telephone to the numbers indicated on Schedule B) of the non- or under-payment and calculate interest due on the non- or under-payment at the federal funds rate published by the Federal Reserve Bank of New York and effective for the period involved. This paragraph 2 supplements the instructions to PFPC provided for in Transfer Agency Agreement Addendum Number Six dated as of the 2nd day of July 2001.

3.	DFAIDG may, upon Written Instruction, add additional portfolios to which this Addendum Number 10 applies.

4.	DFAIDG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Amendment Number 10 was a Written Instruction (as defined in the Agreement).

5.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

6.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine L. Newell
Name:	Catherine L. Newell
Title:	Vice President and Secretary

PFPC INC.

By:	/s/ Michael DeNofrio
Name:	Michael DeNofrio
Title:	Executive Vice President

SCHEDULE A

TRADE REPORTING PROCEDURES

Final net purchase or net redemption activity shall be provided by Fidelity to PFPC as follows:

(1) Fidelity shall fax the final net activity information for each Fund to PFPC to the numbers indicated on Schedule B by no later than 8:30 a.m. ET each day, regardless of whether or not activity occurred.

(2) On the Trade Date + 1, PFPC shall send via facsimile to the numbers indicated on Schedule B to Fidelity transaction confirmations of the prior Business Day’s net purchase or net redemption, as the case may be, for each Fund.

(3) PFPC shall also send via facsimile to the numbers indicated on Schedule B to Fidelity, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund.

SCHEDULE B

Pricing and Trading Contacts:
Fidelity:

Facsimile
Primary Number:	617-385-1258	Secondary Number:	617-476-0355

Telephone Numbers:
Pricing Hotline:	617-476-7200	Robert Elliott	617-563-0957

Company’s Transfer Agent, PFPC:

Facsimile
Primary Number:	302-791 -2131

Secondary Number:	302-791 -3370*

* Must call prior to using this number

Telephone Numbers:
Primary Contact:	Toni De Rose:	302-791-4158	toni.derose@pfpc.com

Secondary Contact:	Kristin Montana:	302-791-4163	kristin.montana@pfpc.com

Wire Instructions:

FMTC Wire Instructions:

Bankers Trust/NYC Harborside

ABA Number: 021 001 033

DDA Number: 00 878 665

BNF: FMTC Wire Settlements

Reference: Client/Fund Name

Attn.: FPCMS Cash Group

1.	Company Wire Instructions:

Name of Provider: PNC Bank, N.A., Philadelphia, PA

ABA Number: 031-000-053

ATTN: DFA U.S. Micro Cap Portfolio

Credit A/C # 85-5092-9574

For Further Credit to: 7299 Verizon Master Savings Trust